Exhibit 99.1

New York Community Bancorp, Inc. Reports 3Q 2010 Diluted GAAP and Operating Earnings Per Share of $0.31, and Diluted Cash EPS of $0.34(1)(2)

Board of Directors Declares $0.25 per Share Quarterly Cash Dividend

3Q 2010 Performance Highlights

  Operating Earnings Growth: Operating earnings rose 49.0% year-over-year to $134.4 million while diluted operating earnings per share rose 19.2% to $0.31.(1)
  Operating Revenue Growth: Operating revenues rose $141.9 million, or 57.0%, year-over-year and $27.0 million, or 7.4%, linked-quarter, to $390.9 million.(3)
  Rising Non-Interest Income: Non-interest income represented $107.1 million, or 27.2%, of total revenues in 3Q 2010, representing a linked-quarter increase of $26.7 million, or 33.2%. The increase was driven by a $37.0 million, or 93.6%, rise in mortgage banking income to $76.5 million.
  Margin Stability: At 3.36%, the net interest margin was 19 basis points wider than the year-earlier measure and six basis points narrower than the measure in 2Q 2010.
  Asset Quality Improvements: At 9/30/10, total delinquencies (i.e., non-performing assets and loans 30-89 days past due) were down $205.1 million, or 21.2%, from the high recorded at 3/31/10. Net charge-offs declined 11.4% linked-quarter and represented 0.06% of average loans in 3Q 2010.
  Increased Loan Production: Loans produced for investment rose 5.1% linked-quarter, including a 7.5% increase in multi-family loans.
  Stronger Capital Measures: Excluding accumulated other comprehensive loss, net of tax (“AOCL”), the ratio of adjusted tangible stockholders’ equity to adjusted tangible assets rose 42 basis points since year-end 2009 and 16 basis points linked-quarter to 7.67% at 9/30/10.(4)
  Continuing Efficiency: The operating efficiency ratio improved to 36.12% from 36.56% in 2Q 2010.(5)

Note: Please see the last page of this release for footnotes to the text.

WESTBURY, N.Y.--(BUSINESS WIRE)--October 27, 2010--New York Community Bancorp, Inc. (NYSE: NYB) (the “Company”) today reported that its third quarter 2010 GAAP earnings rose $37.0 million, or 37.6%, year-over-year to $135.6 million, equivalent to a $0.03, or 10.7%, increase in diluted GAAP earnings per share to $0.31.

The Company's third quarter 2010 operating earnings rose $44.2 million, or 49.0%, year-over-year to $134.4 million, equivalent to a $0.05, or 19.2%, increase in diluted operating earnings per share to $0.31.(1)

The Company also reported cash earnings of $147.8 million, or $0.34 per diluted share, in the current third quarter, which added $12.1 million, or 9.0%, more to tangible capital than its third quarter 2010 GAAP earnings alone.(2)(4)

Commenting on the quarter, Chairman, President, and Chief Executive Officer Joseph R. Ficalora stated, “We are very pleased with our third quarter performance, which was notable not only for the strength of our earnings, but also for the increasing strength of our balance sheet and continued improvement in our asset quality.

“We also realized a meaningful level of operating revenue growth in the quarter. Year-over-year, our operating revenues rose 57.0% to $390.9 million, with operating non-interest income accounting for 26.8% of the total amount. On a linked-quarter basis, our operating revenues rose $27.0 million, or 7.4%. (3)

“While asset yields declined to a greater degree than our funding costs over the course of the quarter, the impact on our net interest income and margin was comparatively small. Net interest income contributed $286.2 million to total revenues, an $8.0 million reduction, while our margin declined a modest six basis points during this time. Margin compression was limited by a reduction in deposit costs, a strategic decline in wholesale and other borrowings, and a higher average balance of interest-earning assets driven by organic loan growth.

“Reflecting our linked-quarter operating revenue growth, our operating efficiency ratio improved from 36.56% to 36.12% linked-quarter, demonstrating the consistency of a banking model that has placed us among the nation’s most efficient banks and thrifts throughout our public life. (5)

“The quality of our assets was yet another third-quarter highlight, with total delinquencies declining $205.1 million, or 21.2%, from the high at the end of this year’s first quarter, and the level of net charge-offs declining 11.4% since the end of June. Although total delinquencies have now declined for two consecutive quarters, we increased our loan loss provision to $32.0 million. As a result, our allowance for loan losses represented 23.62% of non-performing loans at the end of September. In addition, our third quarter net charge-offs represented 11.87% of our average loan loss allowance, a 192-basis point improvement from the measure at June 30, 2010.

“We also are encouraged by the rise in loan production, with originations of loans for portfolio exceeding $1.0 billion in the last three months. In addition, we continue to reap the benefits of our mortgage banking operation, with funded loan volumes rising 63% sequentially, to $3.5 billion, pricing margins growing wider, and our mortgage platform operating leverage thus being realized.

“Excluding the impact of AOCL, and reflecting the strength of our earnings, our adjusted tangible stockholders’ equity represented 7.67% of our adjusted tangible assets, representing a linked-quarter increase of 16 basis points.(4) We believe we are in a very good position to capitalize on the changes in economic and market conditions that are likely to transpire in the years ahead.”

Board of Directors Declares $0.25 per Share Dividend, Payable on November 17th

“Reflecting the ongoing strength of our capital, and the continuing strength of our earnings, the Board of Directors last night declared a quarterly cash dividend of $0.25 per share. The dividend is payable on November 17, 2010 to shareholders of record at the close of business on November 8th,” Mr. Ficalora said.

Earnings for the Nine Months Ended September 30, 2010

For the nine months ended September 30, 2010, the Company reported GAAP earnings of $396.0 million, representing a $152.3 million, or 62.5%, increase from the year-earlier level and a $0.21, or 30.0%, increase in diluted GAAP earnings per share to $0.91. In addition, the Company's nine-month operating earnings rose $123.3 million, or 46.2%, year-over-year to $390.2 million, equivalent to a $0.12, or 15.6%, increase in diluted operating earnings per share to $0.89.(1)

Cash earnings rose 42.9%, to $433.3 million, or $1.00 per diluted share, in the current nine-month period, from $303.1 million, or $0.88 per diluted share, in the year-earlier nine months. The Company's nine-month cash earnings therefore contributed $37.2 million, or 9.4%, more to tangible capital at September 30, 2010 than its nine-month 2010 GAAP earnings alone. (2)(4)

Balance Sheet Summary at September 30, 2010

The Company reduced its balance sheet to $41.7 billion at the end of September from $42.2 billion at December 31, 2009. Although total loans rose $1.0 billion during this time to $29.3 billion, the increase was exceeded by a slightly greater decline in total securities, and by the deployment of cash toward a reduction in borrowed funds.

Largely reflecting a $569.5 million decline in borrowed funds since the end of December, the balance of liabilities fell $575.8 million to $36.2 billion at September 30, 2010. Stockholders' equity rose $128.4 million to $5.5 billion at the end of September from the balance recorded at December 31, 2009.

Loans

Loans, net, represented $29.3 billion, or 70.2%, of total assets at the end of September, representing a $281.8 million increase from the June 30th balance and a $1.0 billion increase from the balance at December 31, 2009. Covered loans (i.e., loans acquired in the AmTrust Bank (“AmTrust”) and Desert Hills Bank (“Desert Hills”) transactions that are covered by FDIC loss sharing agreements) accounted for $4.5 billion, or 15.2%, of the September 30, 2010 total, and were down $152.9 million and $542.4 million, respectively, from the balances recorded at the prior period-ends.

The remainder of the loan portfolio at September 30, 2010 consisted of non-covered loans held for investment and non-covered loans held for sale. Loans held for investment totaled $23.6 billion at the end of September, representing a three-month increase of $11.6 million and a nine-month increase of $228.0 million.

The portfolio of loans held for sale consisted of agency-conforming one- to four-family loans that were originated for sale to government-sponsored enterprises (“GSEs”) by the mortgage banking operation acquired in the AmTrust transaction. Loans held for sale totaled $1.4 billion at the end of September, a $438.3 million increase from the June 30th balance and a $1.0 billion increase from the balance at December 31, 2009.

Loan Production

In the first nine months of 2010, the Company originated loans of $9.8 billion, including third-quarter originations of $4.5 billion. One- to four-family loans originated for sale to GSEs accounted for $7.0 billion of the nine-month total and for $3.5 billion of the total third quarter amount. In the trailing quarter, loan originations totaled $3.1 billion and included $2.2 billion of one- to four-family loans originated for sale. The linked-quarter increase in one- to four-family loans originated for sale to GSEs reflects the decline in market interest rates during the quarter and the related increase in refinancing activity.

Originations of loans held for investment totaled $2.7 billion in the current nine-month period, including $1.0 billion in the third quarter of this year. Multi-family loans accounted for $572.3 million, or 56.0%, of the current third quarter total, with commercial real estate (“CRE”) loans accounting for $263.3 million, and commercial and industrial (“C&I”) loans accounting for $171.3 million. In the nine months ended September 30, 2010, multi-family loans represented $1.5 billion, or 56.5%, of held-for-investment originations, with CRE loans representing $599.1 million and C&I loans representing $509.4 million.

Non-Covered Loans Held for Investment

At September 30, 2010, multi-family loans represented $16.8 billion, or 71.2%, of total non-covered loans held for investment, $11.5 million shy of the June 30th balance and up $68.0 million from the balance at December 31, 2009.

CRE loans represented $5.3 billion, or 22.4%, of loans held for investment at the end of September, and were up $55.5 million and $296.2 million, respectively, from the prior period-end balances.

At September 30, 2010, the average multi-family loan had a principal balance of $4.0 million and the average CRE loan had a principal balance of $3.0 million. The portfolios of multi-family and CRE loans had average loan-to-value ratios at origination of 60.0% and 53.8%, respectively, and expected weighted average lives of 4.1 years and 3.9 years, respectively, at quarter-end.

Acquisition, development, and construction (“ADC”) loans represented $607.3 million, or 2.6%, of total loans held for investment at the end of September, and were down $17.0 million and $58.6 million, respectively, from the balances at June 30, 2010 and December 31, 2009.

Other loans, consisting primarily of C&I loans, fell to $729.7 million at the end of September from $735.3 million and $771.5 million, respectively, at June 30, 2010 and December 31, 2009.

Pipeline

At the present time, our loan pipeline approximates $4.7 billion, including loans originated for investment of approximately $1.1 billion and loans originated for sale of approximately $3.6 billion. Multi-family loans represent approximately 81% of the current pipeline of held-for-investment loans.

Asset Quality

The improvement in the Company’s asset quality that began in the trailing quarter continued to be evident in the third quarter of 2010. At the end of September, total delinquencies (defined as non-performing assets and loans 30 to 89 days past due) were down $205.1 million, or 21.2%, from the high at March 31st and $57.9 million, or 7.0%, from the balance at the end of June.

Loans 30 to 89 days past due declined for the third consecutive quarter, including a $70.4 million, or 45.6%, decline to $84.2 million in the three months ended September 30, 2010. Included in loans 30 to 89 days past due at that date were multi-family loans of $43.3 million; CRE loans of $19.6 million; one- to four-family loans of $5.3 million; and other loans of $16.0 million. At June 30, 2010, multi-family and CRE loans 30 to 89 days past due respectively totaled $41.0 million and $65.4 million, with delinquent one- to four-family loans, other loans, and ADC loans amounting to $6.3 million, $11.7 million, and $30.1 million, respectively.

These improvements were tempered by a $12.6 million increase in non-performing assets to $679.5 million, the net effect of a $23.1 million increase in non-performing loans to $659.9 million and a $10.6 million decline in other real estate owned (“OREO”) to $19.6 million. Non-performing assets represented 1.63% of total assets at the end of September, a four-basis point increase linked-quarter, while non-performing loans represented 2.35% of total loans, a nine-basis point increase. The non-performing loans and OREO covered by the Company’s FDIC loss sharing agreements are excluded from the respective balances of non-performing loans and non-performing assets.

Multi-family loans accounted for $357.3 million and $384.1 million of non-performing loans, respectively, at the close of the third and second quarters, with CRE loans accounting for $162.4 million and $111.8 million, respectively, at the corresponding dates. Non-performing ADC, one- to four-family, and other loans were, respectively, $95.3 million, $18.2 million, and $26.7 million at the end of September, as compared to $94.8 million, $17.8 million, and $28.3 million, respectively, at June 30, 2010.

Net charge-offs declined 11.4% in the three months ended September 30, 2010, to $16.7 million, from $18.9 million in the second quarter of the year. Accordingly, net charge-offs represented 0.06% of average loans in the current third quarter, as compared to 0.07% of average loans in the three months ended June 30, 2010. Multi-family and CRE loans accounted for $5.8 million and $208,000, respectively, of the third quarter total, as compared to $8.7 million and $477,000, respectively, in the trailing three-month period. ADC loans, one- to four-family loans, and other loans represented $6.1 million, $30,000, and $4.6 million, respectively, of third-quarter 2010 net charge-offs, as compared to $2.2 million, $237,000, and $7.2 million, of net charge-offs recorded in the trailing three months.

Reflecting management’s assessment of the allowance for loan losses, the Company recorded a $32.0 million loan loss provision in the current third quarter, representing 191.4% of net charge-offs, and exceeding the trailing and year-earlier provisions by $10.0 million and $17.0 million, respectively. At $74.0 million, the nine-month provision represented 162.2% of net charge-offs and exceeded the year-earlier nine-month provision by $41.0 million.

Securities

Securities totaled $4.7 billion at the end of September, representing a $1.0 billion, or 17.7%, reduction from the balance recorded at December 31, 2009. Held-to-maturity securities accounted for $4.0 billion, or 84.6%, of total securities at the end of September, and were down $225.8 million, or 5.3%, from the year-end 2009 amount. Available-for-sale securities accounted for the remaining $728.2 million of the securities portfolio at the end of September, representing a $790.5 million, or 52.1%, reduction over the last nine months. The bulk of the nine-month decline in securities occurred in the second quarter and was attributable to a combination of maturities, accelerated repayments, and GSE securities being called.

Funding Sources

Deposits totaled $22.2 billion at the end of September, as compared to $22.4 billion at the end of June and $22.3 billion at December 31, 2009. The September 30, 2010 amount was equivalent to 53.3% of total assets, consistent with the June 30th percentage and 40 basis points higher than the percentage at year-end.

The reduction in deposits was primarily due to a decline in certificates of deposit ("CDs"), which exceeded an increase in core deposit accounts (defined as NOW and money market accounts, savings accounts, and non-interest-bearing deposits). At $8.2 billion, CDs were down $426.1 million on a linked-quarter basis and $844.6 million over the nine-month period. In comparison, core deposits were up $209.8 million linked-quarter and $755.6 million from the balance at December 31, 2009.

Borrowed funds totaled $13.6 billion at September 30, 2010, reflecting a three-month decline of $71.3 million and a nine-month reduction of $569.5 million. Wholesale borrowings represented $12.6 billion of the third quarter-end total, and were down $31.0 million and $526.1 million, respectively, from the balances recorded at June 30, 2010 and December 31, 2009. The linked-quarter decline in borrowed funds also reflects a $40.2 million reduction in other borrowings to $613.4 million.

Stockholders’ Equity

At September 30, 2010, stockholders’ equity totaled $5.5 billion, representing a three-month increase of $48.9 million and a nine-month increase of $128.4 million. The September 30, 2010 amount was equivalent to 13.18% of total assets, 22 basis points higher than the June 30, 2010 measure and 45 basis points higher than the measure at December 31, 2009. Book value per share rose $0.11 and $0.22, respectively, from the levels recorded at the end of June and December to $12.62 at September 30, 2010.

The Company calculates book value per share by excluding the number of unallocated Employee Stock Ownership Plan (“ESOP”) shares from the number of shares outstanding. At September 30, 2010, June 30, 2010, and December 31, 2009, the Company’s book value per share was calculated on the basis of 435,511,306; 435,354,884; and 432,898,084 shares, respectively.

Tangible stockholders' equity rose to $3.0 billion at the end of September, representing a $56.7 million increase from the June 30, 2010 balance and a $148.8 million increase from the balance at December 31, 2009. The September 30, 2010 amount was equivalent to 7.59% of tangible assets, representing a 20-basis point increase over the course of the quarter and a 46-basis point increase over the nine-month period. (4)

Excluding AOCL from the calculation, the ratio of adjusted tangible equity to adjusted tangible assets rose 16 basis points since the end of June and 42 basis points since the end of December to 7.67% at September 30, 2010. In addition, tangible book value per share rose $0.13 and $0.30, respectively, over the three- and nine-month periods to $6.83 at September 30, 2010. The increase in tangible stockholders' equity and the related measures was largely due to the linked-quarter and nine-month increase in earnings.(4)

The Company’s subsidiary banks also reported solid levels of capital at the end of September and continued to exceed the requirements for classification as “well capitalized” institutions under the FDIC Improvement Act. At September 30, 2010, New York Community Bank had a leverage capital ratio of 8.56%, exceeding the minimum required for “well capitalized” classification by 356 basis points. At the same time, New York Commercial Bank had a leverage capital ratio of 12.69%, exceeding the minimum required for such classification by 769 basis points.

Earnings Summary for the Three Months Ended September 30, 2010

The Company reported third quarter 2010 GAAP earnings of $135.6 million, or $0.31 per diluted share, as compared to $136.3 million, or $0.31 per diluted share, in the trailing quarter and to $98.6 million, or $0.28 per diluted share, in the three months ended September 30, 2009. Operating earnings rose to $134.4 million, or $0.31 per diluted share, in the current third quarter, from $129.9 million, or $0.30 per diluted share, in the trailing quarter, and from $90.2 million, or $0.26 per diluted share, in the year-earlier three months. (1)

Net Interest Income

Net interest income totaled $286.2 million in the current third quarter, representing a year-over-year increase of $59.8 million and a linked-quarter reduction of $8.0 million. In addition to the interest-earning asset growth that stemmed from the AmTrust transaction and, to a lesser extent, the Desert Hills transaction and organic loan production, the year-over-year increase reflects the steady decline in funding costs. The linked-quarter decline in net interest income is indicative of a modest decrease in the average balance of interest-earning assets, as the Company reduced its portfolio of securities and money market investments, and, to a greater extent, the degree to which its asset yields declined relative to its funding costs.

Year-Over-Year Comparison

The year-over-year increase in net interest income was driven by a $64.5 million rise in interest income to $467.4 million, and modestly tempered by a $4.7 million rise in interest expense to $181.2 million.

The increase in interest income was driven by a $5.5 billion rise in the average balance of interest-earning assets to $34.2 billion, far exceeding the impact of a 14-basis point decline in the average yield to 5.46%. Loans generated $410.2 million of the current third quarter's interest income, representing an $83.1 million increase from the year-earlier amount. Although the average yield on loans fell 10 basis points year-over-year to 5.65% in the quarter, the decrease was more than offset by a $6.2 billion increase in the average balance of loans to $29.0 billion. In addition, prepayment penalty income rose to $3.9 million in the current third quarter from $2.3 million in the year-earlier three months.

Year-over-year, the interest income produced by securities and money market investments fell $18.6 million to $57.3 million, as the average balance of such funds declined by $779.0 million and the average yield on such assets dropped 67 basis points. In addition to maturities, the decline in the average balance was due to GSE securities that were called by the sponsoring agencies and accelerated repayments of GSE mortgage-related securities as market interest rates declined.

The year-over-year increase in interest expense was driven by a $6.5 billion rise in the average balance of interest-bearing liabilities to $33.7 billion, and tempered by a 45-basis point decline in the average cost of funds to 2.13%. While the growth of the average balance was primarily fueled by deposits acquired in the AmTrust transaction, the cost of funds reflects a decline in the average balance of borrowed funds over the past four quarters, as well as the FOMC's maintenance of the federal funds rate at a range of 0 to 0.25%.

In the third quarter of 2010, interest-bearing deposits generated interest expense of $51.2 million, representing a $4.7 million increase from the year-earlier amount. Although the average balance of such liabilities rose $7.4 billion year-over-year, to $20.4 billion, the impact was tempered by a 43-basis point decline in the average yield to 1.00%. At $130.0 million, the interest expense generated by borrowed funds was consistent with the year-earlier level, as a $908.9 million decline in the average balance of such funds to $13.4 billion was offset by a 25-basis point rise in the average cost to 3.87%.

Linked-Quarter Comparison

The linked-quarter decline in net interest income was attributable to a $15.8 million reduction in interest income, which exceeded a $7.7 million reduction in interest expense.

The linked-quarter decline in interest income was the result of a $184.8 million decrease in the average balance of interest-earning assets and a 16-basis point drop in the average yield. In the third quarter of 2010, the interest income produced by loans fell by $7.0 million, as the impact of a 19-basis point decline in the average yield on such assets exceeded the benefit of a $443.2 million increase in the average balance. Prepayment penalty income rose $1.6 million from the trailing quarter level, tempering the decline in interest income generated by loans.

In addition, the interest income produced by securities and money market investments fell $8.8 million linked-quarter, as the average balance declined by $628.0 million and the average yield on such assets fell 13 basis points.

The linked-quarter reduction in interest expense was driven by a $1.2 billion decline in average interest-bearing liabilities, coupled with a four-basis point decline in the average cost of funds. During the quarter, the interest expense produced by interest-bearing deposits fell $8.3 million, as the average balance of such funds declined by $787.5 million and the average cost fell 13 basis points. The interest expense produced by borrowed funds rose a modest $583,000 in the quarter as the impact of a nine-basis point rise in the average cost was largely tempered by a $387.3 million reduction in the average balance of such funds.

Interest Rate Spread and Net Interest Margin

Reflecting the same factors that contributed to the year-over-year growth in its net interest income, the Company's interest rate spread rose 31 basis points to 3.33% from the year-earlier measure, while its net interest margin rose 19 basis points, to 3.36%. The same factors that contributed to the linked-quarter decline in net interest income also led to declines in the Company's spread and margin of 12 basis points and six basis points, respectively. The latter declines were somewhat offset by the rise in prepayment penalty income, which added five basis points to the Company's third quarter 2010 spread and margin as compared to the three basis points added in the second quarter of this year.

Provision for Loan Losses

The provision for loan losses is based on management’s assessment of the adequacy of the loan loss allowance which, in turn, is based on its evaluation of inherent losses in the loan portfolio in accordance with GAAP. This evaluation considers several factors, including the current and historical performance of the loan portfolio; its inherent risk characteristics; the level of non-performing loans and charge-offs; delinquency levels and trends; local economic and market conditions; declines in real estate values; and the levels of unemployment and vacancy rates.

In the third quarter of 2010, the Company recorded a loan loss provision of $32.0 million, as compared to $22.0 million and $15.0 million, respectively, in the trailing and year-earlier three months. The third quarter 2010 provision exceeded the quarter’s net charge-offs by $15.3 million, thus increasing the allowance for loan losses to $155.9 million at September 30, 2010. The latter amount was equivalent to 23.62% of non-performing loans and 0.56% of total loans at that date.

Non-Interest Income

The Company has three primary categories of non-interest income: fee income, income from bank-owned life insurance (“BOLI”), and other income, which primarily includes the income generated by the mortgage banking operation acquired in the AmTrust transaction in December 2009. Non-interest income represented 27.2% of total revenues in the current third quarter, as compared to 21.5% in the trailing quarter and 6.2% in the year-earlier three months.

In the three months ended September 30, 2010, non-interest income totaled $107.1 million, representing a linked-quarter increase of $26.7 million and a $92.0 million increase from the year-earlier amount. Other income accounted for $86.9 million of the current third quarter total, in contrast to $48.8 million in the trailing quarter and a $1.5 million loss in the year-earlier three months. Mortgage banking income contributed $76.5 million to other income in the current third quarter and $39.5 million to the second quarter 2010 amount. No mortgage banking income was recorded in the third quarter of 2009.

Of the mortgage banking income recorded in the current third quarter, income from mortgage originations accounted for $58.9 million and servicing income accounted for $17.6 million. In the trailing quarter, the respective amounts were $24.1 million and $15.4 million.

The remaining components of other income totaled $10.4 million in the current third quarter, up $1.2 million from the trailing-quarter level and up $12.0 million year-over-year. The year-over-year increase was due to a combination of factors. In the third quarter of 2009, the Company recorded a $13.3 million loss on the other-than-temporary impairment (“OTTI”) of certain securities, which was only partly offset by a $5.7 million gain on debt exchange. In the third quarter of 2010, other income was increased by a $2.4 million gain on the repurchase of certain REIT-preferred securities.

The year-over-year increase in non-interest income also stemmed from a $3.7 million increase in fee income to $13.4 million, which more than offset a modest decline in BOLI income to $6.8 million during that time. On a linked-quarter basis, fee income declined by $685,000, while BOLI income remained relatively flat.

Non-Interest Expense

Non-interest expense rose $55.6 million year-over-year, to $151.1 million in the current third quarter, including a $53.2 million increase in operating expenses to $143.3 million and a $2.4 million increase in the amortization of core deposit intangibles (“CDI”). On a linked quarter-basis, the increase in non-interest expense was a more modest $9.7 million, the net effect of a $9.8 million rise in operating expenses and a modest reduction in CDI amortization. The year-over-year increase reflects the significant growth of the Company, its franchise and operation, pursuant to the AmTrust and Desert Hills transactions in December 2009 and March 2010, respectively.

Compensation and benefits expense represented $72.9 million of operating expenses in the current third quarter, and was up $26.8 million from the level recorded in the third quarter of 2009. Occupancy and equipment expense rose $4.3 million year-over-year, to $22.0 million, while general and administrative (“G&A”) expense rose $22.1 million to $48.4 million during this time. On a linked-quarter basis, compensation and benefits expense rose $5.1 million, while occupancy and equipment expense remained fairly stable and G&A expense rose $4.8 million. Included in G&A expense in the current third quarter were acquisition-related expenses of $2.1 million that were incurred in connection with AmTrust and Desert Hills.

Income Tax Expense

The Company recorded income tax expense of $74.6 million in the current third quarter, comparable to the level recorded in the trailing quarter and up $42.2 million from the level recorded in the third quarter of 2009. The year-over-year increase reflects a $79.2 million rise in pre-tax income to $210.2 million, and a rise in the effective tax rate to 35.49% from 24.73%.

In the third quarter of 2009, the Company's income tax expense was reduced by a $13.3 million adjustment in connection with the resolution of certain tax audits. Nonetheless, the year-over-year increase in third quarter 2010 income tax expense is primarily due to the increase in pre-tax income, largely reflecting the benefit of the AmTrust transaction in the fourth quarter of 2009.

About New York Community Bancorp, Inc.

With assets of $41.7 billion at September 30, 2010, New York Community Bancorp, Inc. is the 22nd largest bank holding company in the nation and a leading producer of multi-family mortgage loans in New York City, with an emphasis on apartment buildings that feature below-market rents. The Company has two bank subsidiaries: New York Community Bank, a thrift with 243 branches serving customers throughout Metro New York, New Jersey, Ohio, Florida, and Arizona; and New York Commercial Bank, with 34 branches serving customers in Manhattan, Queens, Brooklyn, Long Island, and Westchester County in New York.

Reflecting its growth through a series of acquisitions, the Community Bank operates through seven local divisions, each with a history of service and strength: Queens County Savings Bank in Queens; Roslyn Savings Bank on Long Island; Richmond County Savings Bank on Staten Island; Roosevelt Savings Bank in Brooklyn; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, the Commercial Bank operates 17 of its branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

Post-Earnings Release Conference Call

The Company will host a conference call on October 27, 2010 at 9:30 a.m. (ET) to discuss its third quarter 2010 performance and strategies. The conference call may be accessed by dialing 800-894-5910 (for domestic calls) or 785-424-1052 (for international calls) and providing the following access code: 3Q10NYCB. A replay will be available approximately two hours following completion of the call through midnight on November 1st, and may be accessed by calling 800-688-7339 (domestic) or 402-220-1347 (international) and providing the same access code. The conference call will also be webcast, and may be accessed by visiting ir.myNYCB.com. The webcast will be archived through 5:00 p.m. on November 24, 2010.

Forward-Looking Statements and Associated Risk Factors

This release, like many written and oral communications presented by New York Community Bancorp, Inc. and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to: general economic conditions, either nationally or in some or all of the areas in which we and our customers conduct our respective businesses; conditions in the securities markets and real estate markets or the banking industry; changes in interest rates, which may affect our net income, prepayment penalty income, and other future cash flows, or the market value of our assets, including our investment securities; changes in deposit flows and wholesale borrowing facilities; changes in the demand for deposit, loan, and investment products and other financial services in the markets we serve; changes in our credit ratings or in our ability to access the capital markets; changes in our customer base or in the financial or operating performances of our customers’ businesses; changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio; changes in the quality or composition of our loan or securities portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; the ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire, including those acquired in our AmTrust and Desert Hills transactions, into our operations and our ability to realize related revenue synergies and cost savings within expected time frames; our use of derivatives to mitigate our interest rate exposure; our ability to retain key members of management; our timely development of new lines of business and competitive products or services in a changing environment, and the acceptance of such products or services by our customers; any breach in performance by the Community Bank under our loss sharing agreements with the FDIC; any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems; any interruption in customer service due to circumstances beyond our control; potential exposure to unknown or contingent liabilities of companies we have acquired or target for acquisition, including those of AmTrust and Desert Hills; the outcome of pending or threatened litigation, or of other matters before regulatory agencies, whether currently existing or commencing in the future; changes in our estimates of future reserves based upon the periodic review thereof under relevant regulatory and accounting requirements; changes in our capital management policies, including those regarding business combinations, dividends, and share repurchases, among others; changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, the effect of final rules amending Regulation E that prohibit financial institutions from assessing overdraft fees on ATM and one-time debit card transactions without a consumer’s affirmative consent, the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and other changes pertaining to banking, securities, taxation, rent regulation and housing, environmental protection, and insurance, and the ability to comply with such changes in a timely manner; additional FDIC special assessments or required assessment prepayments; changes in accounting principles, policies, practices, or guidelines; environmental conditions that exist or may exist on properties owned by, leased by, or mortgaged to the Company; operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; the ability to keep pace with, and implement on a timely basis, technological changes; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Department of the Treasury and the Board of Governors of the Federal Reserve System; war or terrorist activities; and other economic, competitive, governmental, regulatory, and geopolitical factors affecting our operations, pricing, and services.

It should be noted that we routinely evaluate opportunities to expand through acquisition and frequently conduct due diligence activities in connection with such opportunities. As a result, acquisition discussions and, in some cases, negotiations, may take place at any time, and acquisitions involving cash, debt, or equity securities may occur. Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control.

Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date of this release. Except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION
(in thousands, except share data)

	September 30,	December 31,
	2010	2009
	(unaudited)
Assets
Cash and cash equivalents	$2,235,091	$2,670,857
Securities available for sale:
Mortgage-related	542,929	774,205
Other	185,236	744,441
Total available-for-sale securities	728,165	1,518,646
Securities held to maturity:
Mortgage-related	3,141,279	2,465,956
Other	856,515	1,757,641
Total held-to-maturity securities	3,997,794	4,223,597
Total securities	4,725,959	5,742,243
Loans held for sale	1,368,889	--
Non-covered mortgage loans held for investment:
Multi-family	16,803,707	16,735,684
Commercial real estate	5,283,618	4,987,410
Acquisition, development, and construction	607,339	665,912
One- to four-family	180,211	216,078
Total non-covered mortgage loans held for investment	22,874,875	22,605,084
Non-covered other loans held for investment	729,677	771,515
Total non-covered loans held for investment	23,604,552	23,376,599
Less: Allowance for loan losses	(155,866)	(127,491)
Non-covered loans held for investment, net	23,448,686	23,249,108
Covered loans (includes $351,322 of loans held for sale at December 31, 2009)	4,473,718	5,016,100
Total loans, net	29,291,293	28,265,208
Federal Home Loan Bank stock, at cost	447,185	496,742
Premises and equipment, net	199,817	205,165
FDIC loss share receivable	811,623	743,276
Goodwill	2,436,325	2,436,401
Core deposit intangibles, net	85,407	105,764
Other assets (includes $56,870 of OREO covered by FDIC loss sharing agreements at September 30, 2010)	1,473,738	1,488,213
Total assets	$41,706,438	$42,153,869

Liabilities and Stockholders’ Equity
Deposits:
NOW and money market accounts	$8,204,752	$7,706,288
Savings accounts	3,887,736	3,788,294
Certificates of deposit	8,209,296	9,053,891
Non-interest-bearing accounts	1,925,607	1,767,938
Total deposits	22,227,391	22,316,411
Borrowed funds:
Wholesale borrowings	12,554,664	13,080,769
Junior subordinated debentures	427,079	427,371
Other borrowings	613,435	656,546
Total borrowed funds	13,595,178	14,164,686
Other liabilities	388,571	305,870
Total liabilities	36,211,140	36,786,967
Stockholders’ equity:
Preferred stock at par $0.01 (5,000,000 shares authorized; none issued)	--	--
Common stock at par $0.01 (600,000,000 shares authorized; 435,586,117 and 433,197,332 shares issued and outstanding, respectively)	4,356	4,332
Paid-in capital in excess of par	5,281,201	5,238,231
Retained earnings	245,597	175,193
Unallocated common stock held by ESOP	(245)	(951)
Accumulated other comprehensive loss, net of tax:
Net unrealized gain (loss) on securities available for sale, net of tax	22,235	(457)
Net unrealized loss on the non-credit portion of other-than-temporary impairment (“OTTI”) losses and securities transferred from available for sale to held to maturity, net of tax	(20,594)	(9,744)
Pension and post-retirement obligations, net of tax	(37,252)	(39,702)
Total accumulated other comprehensive loss, net of tax	(35,611)	(49,903)
Total stockholders’ equity	5,495,298	5,366,902
Total liabilities and stockholders’ equity	$41,706,438	$42,153,869

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2010	2010	2009	2010	2009
Interest Income:
Mortgage and other loans	$410,178	$417,168	$327,120	$1,241,021	$970,477
Securities and money market investments	57,252	66,019	75,816	191,974	234,261
Total interest income	467,430	483,187	402,936	1,432,995	1,204,738

Interest Expense:
NOW and money market accounts	12,542	16,413	7,380	45,386	22,257
Savings accounts	4,824	5,800	3,687	16,369	11,468
Certificates of deposit	33,847	37,327	35,482	108,727	132,822
Borrowed funds	130,029	129,446	130,027	387,540	387,331
Total interest expense	181,242	188,986	176,576	558,022	553,878
Net interest income	286,188	294,201	226,360	874,973	650,860
Provision for loan losses	32,000	22,000	15,000	74,000	33,000
Net interest income after provision for loan losses	254,188	272,201	211,360	800,973	617,860

Non-Interest Income:
Fee income	13,403	14,088	9,682	41,456	28,255
Bank-owned life insurance	6,792	6,775	6,914	20,968	20,482
Net loss on sale of securities	--	--	--	(8)	--
Gain on business acquisition	--	10,780	--	10,780	--
Other income (loss)	86,908	48,770	(1,524)	169,364	(29,200)
Total non-interest income	107,103	80,413	15,072	242,560	19,537

Non-Interest Expense:
Operating expenses:
Compensation and benefits	72,874	67,797	46,093	207,571	133,560
Occupancy and equipment	22,019	22,115	17,700	65,799	54,343
General and administrative	48,378	43,576	26,274	132,244	88,002
Total operating expenses	143,271	133,488	90,067	405,614	275,905
Amortization of core deposit intangibles	7,818	7,883	5,412	23,593	16,575
Total non-interest expense	151,089	141,371	95,479	429,207	292,480
Income before income taxes	210,202	211,243	130,953	614,326	344,917
Income tax expense	74,593	74,985	32,380	218,310	101,207
Net Income	$135,609	$136,258	$98,573	$396,016	$243,710

Basic earnings per share	$0.31	$0.31	$0.28	$0.91	$0.70
Diluted earnings per share	$0.31	$0.31	$0.28	$0.91	$0.70

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF GAAP AND OPERATING EARNINGS
AND GAAP AND OPERATING REVENUES
(unaudited)

Although operating earnings are not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), we believe that operating earnings are an important indication of our ability to generate earnings through our fundamental banking business. Since operating earnings exclude the effects of certain items that are unusual and/or difficult to predict, we believe that our operating earnings provide useful supplemental information to both management and investors in evaluating our financial results.

Similarly, although operating revenues are not a measure of performance calculated in accordance with GAAP, we believe that they are an important indication of our ability to generate revenues through our fundamental banking business. On a GAAP basis, “total revenues” refers to the sum of net interest income and non-interest income. To calculate our operating revenues, we exclude from, or add back to, non-interest income certain items that are unusual and/or difficult to predict, and then add the difference to our net interest income. In the periods discussed in this earnings release, we excluded from non-interest income our gain on debt repurchases/exchange and our gain on business acquisition. We added back to non-interest income our loss on the OTTI of securities.

In the three months ended September 30, 2010, June 30, 2010, and September 30, 2009, we recorded total revenues of $393.3 million, $374.6 million, and $241.4 million, respectively; in the nine months ended September 30, 2010 and 2009, we recorded total revenues of $1.1 billion and $670.4 million, respectively. Operating revenues totaled $390.9 million, $363.8 million, and $249.0 million, respectively, in the three months ended September 30, 2010, June 30, 2010, and September 30, 2009, and $1.1 billion and $717.7 million, respectively, in the nine months ended September 30, 2010 and 2009.

Operating earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Nor should operating revenues be considered in isolation or as a substitute for total revenues or any other data calculated in accordance with GAAP. Moreover, the manner in which we calculate our operating earnings and our operating revenues may differ from that of other companies reporting measures with similar names.

Reconciliations of our GAAP and operating earnings for the three months ended September 30, 2010, June 30, 2010, and September 30, 2009 and for the nine months ended September 30, 2010 and 2009 follow:

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
(in thousands, except per share data)	2010	2010	2009	2010	2009
GAAP Earnings	$135,609	$136,258	$98,573	$396,016	$243,710
Adjustments to GAAP earnings:
Gain on debt repurchases/exchange	(2,441)	--	(5,717)	(2,441)	(5,717)
Acquisition-related costs	2,090	456	--	5,228	--
Gain on business acquisition	--	(10,780)	--	(10,780)	--
Loss on OTTI of securities	--	--	13,275	--	53,003
FDIC special assessment	--	--	801	--	14,753
Resolution of tax audits	--	--	(13,316)	--	(14,337)
Income tax effect	(838)	4,008	(3,401)	2,214	(24,477)
Operating earnings	$134,420	$129,942	$90,215	$390,237	$266,935

Diluted GAAP Earnings per Share	$0.31	$0.31	$0.28	$0.91	$0.70
Adjustments to diluted GAAP earnings per share:
Gain on debt repurchases/exchange	--	--	(0.01)	(0.01)	(0.01)
Acquisition-related costs	--	--	--	--	--
Gain on business acquisition	--	(0.01)	--	(0.01)	--
Loss on OTTI of securities	--	--	0.02	--	0.09
FDIC special assessment	--	--	--	--	0.03
Resolution of tax audits	--	--	(0.04)	--	(0.04)
Diluted operating earnings per share	$0.31	$0.30	$0.26	$0.89	$0.77

Note: Footing differences in the table are due to rounding.

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATION OF GAAP AND CASH EARNINGS
(unaudited)

Although cash earnings are not a measure of performance calculated in accordance with GAAP, we believe that they are important because of their contribution to tangible stockholders’ equity. (Please see the discussion and reconciliations of stockholders’ equity and tangible stockholders’ equity that appear on the following page.) We calculate cash earnings by adding back to GAAP earnings certain items that have been charged against them but that are added to, rather than subtracted from, tangible stockholders’ equity. For this reason, we believe that cash earnings are useful to investors seeking to evaluate our financial performance and to compare our performance with other companies in the banking industry that also report cash earnings.

Cash earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which we calculate cash earnings may differ from that of other companies reporting measures with similar names.

Reconciliations of our GAAP and cash earnings for the three months ended September 30, 2010, June 30, 2010, and September 30, 2009 and for the nine months ended September 30, 2010 and 2009 follow:

(in thousands, except per share data)	For the Three Months Ended			For the Nine Months Ended
	Sept. 30, 2010	June 30, 2010	Sept. 30, 2009	Sept. 30, 2010	Sept. 30, 2009
GAAP Earnings	$135,609	$136,258	$ 98,573	$396,016	$243,710
Additional contributions to tangible stockholders’ equity:(1)
Amortization and appreciation of shares held in stock-related benefit plans	3,821	4,006	3,219	11,884	9,897
Associated tax effects	431	446	2,473	1,534	3,794
Dividends on unallocated ESOP shares	75	75	157	225	473
Amortization of core deposit intangibles	7,818	7,883	5,412	23,593	16,575
Gain on debt exchange	--	--	(3,381)	--	(3,381)
Loss on OTTI of securities	--	--	7,851	--	32,072
Total additional contributions to tangible stockholders’ equity (1)	12,145	12,410	15,731	37,236	59,430
Cash earnings	$147,754	$148,668	$114,304	$433,252	$303,140

Diluted GAAP Earnings per Share	$0.31	$0.31	$ 0.28	$0.91	$ 0.70
Additional contributions to diluted GAAP earnings per share:
Amortization and appreciation of shares held in stock-related benefit plans	0.01	0.01	0.01	0.03	0.03
Associated tax effects	--	--	0.01	--	0.02
Dividends on unallocated ESOP shares	--	--	--	--	--
Amortization of core deposit intangibles	0.02	0.02	0.02	0.06	0.05
Gain on debt exchange	--	--	(0.01)	--	(0.01)
Loss on OTTI of securities	--	--	0.02	--	0.09
Total additional contributions to diluted GAAP earnings per share	0.03	0.03	0.05	0.09	0.18
Diluted cash earnings per share	$0.34	$0.34	$ 0.33	$1.00	$ 0.88

Cash Earnings Data:
Cash return on average assets	1.43%	1.40%	1.39%	1.37%	1.24%
Cash return on average tangible assets (1)	1.52	1.49	1.51	1.46	1.35
Cash return on average stockholders’ equity	11.05	11.14	10.87	10.80	9.65
Cash return on average tangible stockholders’ equity (1)	20.94	21.23	26.98	20.51	24.21
Cash efficiency ratio (2)	35.46	34.56	34.88	35.23	37.06

(1)	Please see the reconciliations of stockholders’ equity and tangible stockholders’ equity, total assets and tangible assets, and the related measures that appear on the following page.
(2)	We calculate our cash efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income after excluding the pertinent non-cash items from our operating expenses and non-interest income.

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF STOCKHOLDERS’ EQUITY AND TANGIBLE STOCKHOLDERS’ EQUITY,
TOTAL ASSETS AND TANGIBLE ASSETS, AND THE RELATED MEASURES
(unaudited)

Although tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, and adjusted tangible assets are not measures that are calculated in accordance with GAAP, management uses these non-GAAP measures in their analysis of our performance. We believe that these non-GAAP measures are an important indication of our ability to grow both organically and through business combinations, and, with respect to tangible stockholders’ equity and adjusted tangible stockholders’ equity, our ability to pay dividends and to engage in various capital management strategies.

Neither tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, adjusted tangible assets, nor the related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which we calculate our tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, adjusted tangible assets, and the related measures may differ from that of other companies reporting measures with similar names.

Reconciliations of our stockholders’ equity, tangible stockholders’ equity, and adjusted tangible stockholders’ equity; total assets, tangible assets, and adjusted tangible assets; and the related measures at or for the three months ended September 30, 2010, June 30, 2010, and December 31, 2009 and the nine months ended September 30, 2010 and 2009 follow:

	At or for the			At or for the
	Three Months Ended			Nine Months Ended
	Sept. 30,	June 30,	Dec. 31,	Sept. 30,	Sept. 30,
	2010	2010	2009	2010	2009
(in thousands)
Total Stockholders’ Equity	$5,495,298	$5,446,434	$5,366,902	$5,495,298	$4,340,539
Less: Goodwill	(2,436,325)	(2,436,327)	(2,436,401)	(2,436,325)	(2,436,401)
Core deposit intangibles	(85,407)	(93,226)	(105,764)	(85,407)	(71,205)
Tangible stockholders’ equity	$2,973,566	$2,916,881	$2,824,737	$2,973,566	$1,832,933

Total Assets	$41,706,438	$42,010,747	$42,153,869	$41,706,438	$32,884,468
Less: Goodwill	(2,436,325)	(2,436,327)	(2,436,401)	(2,436,325)	(2,436,401)
Core deposit intangibles	(85,407)	(93,226)	(105,764)	(85,407)	(71,205)
Tangible assets	$39,184,706	$39,481,194	$39,611,704	$39,184,706	$30,376,862

Tangible Stockholders’ Equity	$2,973,566	$2,916,881	$2,824,737	$2,973,566	$1,832,933
Add back: Accumulated other comprehensive loss, net of tax	35,611	52,805	49,903	35,611	68,394
Adjusted tangible stockholders’ equity	$3,009,177	$2,969,686	$2,874,640	$3,009,177	$1,901,327

Tangible Assets	$39,184,706	$39,481,194	$39,611,704	$39,184,706	$30,376,862
Add back: Accumulated other comprehensive loss, net of tax	35,611	52,805	49,903	35,611	68,394
Adjusted tangible assets	$39,220,317	$39,533,999	$39,661,607	$39,220,317	$30,445,256

Average Stockholders’ Equity	$5,349,356	$5,336,348	$4,597,470	$5,349,926	$4,186,417
Less: Average goodwill and core deposit intangibles	(2,526,878)	(2,534,744)	(2,518,149)	(2,533,689)	(2,516,604)
Average tangible stockholders’ equity	$2,822,478	$2,801,604	$2,079,321	$2,816,237	$1,669,813

Average Assets	$41,399,339	$42,440,179	$35,716,019	$42,113,447	$32,464,805
Less: Average goodwill and core deposit intangibles	(2,526,878)	(2,534,744)	(2,518,149)	(2,533,689)	(2,516,604)
Average tangible assets	$38,872,461	$39,905,435	$33,197,870	$39,579,758	$29,948,201

Net Income	$135,609	$136,258	$154,936	$396,016	$243,710
Add back: Amortization of core deposit intangibles, net of tax	4,769	4,809	3,804	14,392	10,111
Adjusted net income	$140,378	$141,067	$158,740	$410,408	$253,821

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

For the Three Months Ended September 30,
2010	2009
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$28,999,495	$410,178	5.65%	$22,763,695	$327,120	5.75%
Securities and money market investments	5,212,610	57,252	4.39	5,991,637	75,816	5.06
Total interest-earning assets	34,212,105	467,430	5.46	28,755,332	402,936	5.60
Non-interest-earning assets	7,187,234	4,058,176
Total assets	$41,399,339	$32,813,508
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$8,045,495	$12,542	0.62%	$4,273,603	$7,380	0.69%
Savings accounts	3,900,662	4,824	0.49	2,810,906	3,687	0.52
Certificates of deposit	8,406,674	33,847	1.60	5,854,953	35,482	2.40
Total interest-bearing deposits	20,352,831	51,213	1.00	12,939,462	46,549	1.43
Borrowed funds	13,356,185	130,029	3.87	14,265,133	130,027	3.62
Total interest-bearing liabilities	33,709,016	181,242	2.13	27,204,595	176,576	2.58
Non-interest-bearing deposits	1,818,911	1,129,061
Other liabilities	522,056	273,816
Total liabilities	36,049,983	28,607,472
Stockholders’ equity	5,349,356	4,206,036
Total liabilities and stockholders’ equity	$41,399,339	$32,813,508
Net interest income/interest rate spread	$286,188	3.33%	$226,360	3.02%
Net interest margin	3.36%	3.17%
Ratio of interest-earning assets to interest-bearing liabilities	1.01	x	1.06	x

Core deposits (1)	$13,765,068	$17,366	0.50%	$8,213,570	$11,067	0.53%

(1) Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

For the Three Months Ended
September 30, 2010	June 30, 2010
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$28,999,495	$410,178	5.65%	$28,556,327	$417,168	5.84%
Securities and money market investments	5,212,610	57,252	4.39	5,840,583	66,019	4.52
Total interest-earning assets	34,212,105	467,430	5.46	34,396,910	483,187	5.62
Non-interest-earning assets	7,187,234	8,043,269
Total assets	$41,399,339	$42,440,179
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$8,045,495	$12,542	0.62%	$8,225,442	$16,413	0.80%
Savings accounts	3,900,662	4,824	0.49	3,918,920	5,800	0.59
Certificates of deposit	8,406,674	33,847	1.60	8,995,990	37,327	1.66
Total interest-bearing deposits	20,352,831	51,213	1.00	21,140,352	59,540	1.13
Borrowed funds	13,356,185	130,029	3.87	13,743,459	129,446	3.78
Total interest-bearing liabilities	33,709,016	181,242	2.13	34,883,811	188,986	2.17
Non-interest-bearing deposits	1,818,911	1,783,907
Other liabilities	522,056	436,113
Total liabilities	36,049,983	37,103,831
Stockholders’ equity	5,349,356	5,336,348
Total liabilities and stockholders’ equity	$41,399,339	$42,440,179
Net interest income/interest rate spread	$286,188	3.33%	$294,201	3.45%
Net interest margin	3.36%	3.42%
Ratio of interest-earning assets to interest-bearing liabilities	1.01	x	0.99	x

Core deposits (1)	$13,765,068	$17,366	0.50%	$13,928,269	$22,213	0.64%

(1) Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

For the Nine Months Ended September 30,
2010	2009
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$28,617,776	$1,241,021	5.78%	$22,420,775	$970,477	5.77%
Securities and money market investments	5,650,228	191,974	4.53	6,075,369	234,261	5.14
Total interest-earning assets	34,268,004	1,432,995	5.58	28,496,144	1,204,738	5.64
Non-interest-earning assets	7,845,443	3,968,661
Total assets	$42,113,447	$32,464,805
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$8,210,458	$45,386	0.74%	$3,993,802	$22,257	0.75%
Savings accounts	3,880,299	16,369	0.56	2,704,895	11,468	0.57
Certificates of deposit	8,791,306	108,727	1.65	6,178,552	132,822	2.87
Total interest-bearing deposits	20,882,063	170,482	1.09	12,877,249	166,547	1.73
Borrowed funds	13,667,543	387,540	3.79	14,001,713	387,331	3.70
Total interest-bearing liabilities	34,549,606	558,022	2.16	26,878,962	553,878	2.75
Non-interest-bearing deposits	1,766,781	1,163,391
Other liabilities	447,134	236,035
Total liabilities	36,763,521	28,278,388
Stockholders’ equity	5,349,926	4,186,417
Total liabilities and stockholders’ equity	$42,113,447	$32,464,805
Net interest income/interest rate spread	$874,973	3.42%	$650,860	2.89%
Net interest margin	3.40%	3.04%
Ratio of interest-earning assets to interest-bearing liabilities	0.99	x	1.06	x

Core deposits (1)	$13,857,538	$61,755	0.60%	$7,862,088	$33,725	0.57%

(1) Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(dollars in thousands, except share and per share data)
(unaudited)

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2010	2010	2009	2010	2009
GAAP EARNINGS DATA:
Net income	$135,609	$136,258	$98,573	$396,016	$243,710
Basic earnings per share	0.31	0.31	0.28	0.91	0.70
Diluted earnings per share	0.31	0.31	0.28	0.91	0.70
Return on average assets	1.31%	1.28%	1.20%	1.25%	1.00%
Return on average tangible assets (1)	1.44	1.41	1.34	1.38	1.13
Return on average stockholders’ equity	10.14	10.21	9.37	9.87	7.76
Return on average tangible stockholders’ equity (1)	19.89	20.14	24.04	19.43	20.27
Efficiency ratio (2)	36.43	35.63	37.31	36.30	41.16
Operating expenses to average assets	1.38	1.26	1.10	1.28	1.13
Interest rate spread	3.33	3.45	3.02	3.42	2.89
Net interest margin	3.36	3.42	3.17	3.40	3.04
Shares used for basic EPS computation	434,375,863	434,184,751	346,176,162	433,519,634	344,359,415
Shares used for diluted EPS computation	434,843,872	434,623,527	346,251,189	433,889,666	344,435,615

OPERATING EARNINGS DATA: (3)
Operating earnings	$134,420	$129,942	$90,215	$390,237	$266,935
Basic operating earnings per share	0.31	0.30	0.26	0.90	0.77
Diluted operating earnings per share	0.31	0.30	0.26	0.89	0.77
Return on average assets	1.30%	1.22%	1.10%	1.24%	1.10%
Return on average tangible assets (1)	1.43	1.35	1.23	1.36	1.23
Return on average stockholders’ equity	10.05	9.74	8.58	9.73	8.50
Return on average tangible stockholders’ equity (1)	19.73	19.24	22.07	19.16	22.12
Operating efficiency ratio (2)	36.12	36.56	35.85	36.26	36.39
Interest rate spread	3.33	3.45	3.02	3.42	2.89
Net interest margin	3.36	3.42	3.17	3.40	3.04
Shares used for basic operating EPS computation	434,375,863	434,184,751	346,176,162	433,519,634	344,359,415
Shares used for diluted operating EPS computation	434,843,872	434,623,527	346,251,189	433,889,666	344,435,615

(1)	Please see the reconciliations of stockholders’ equity and tangible stockholders’ equity, total assets and tangible assets, and the related measures earlier in this release.
(2)	We calculate our GAAP and operating efficiency ratios by dividing the respective operating expenses by the respective sums of net interest income and non-interest income. Please see the reconciliations of GAAP and operating earnings earlier in this release.
(3)	Please see the reconciliations of GAAP and operating earnings earlier in this release.

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(unaudited)

	At or for the Three Months Ended
	September 30,	June 30,	December 31,
	2010	2010	2009
BALANCE SHEET DATA:
Book value per share	$12.62	$12.51	$12.40
Tangible book value per share (1)	6.83	6.70	6.53
Stockholders’ equity to total assets	13.18%	12.96%	12.73%
Tangible stockholders’ equity to tangible assets (1)	7.59	7.39	7.13
Tangible stockholders’ equity to tangible assets excluding accumulated other comprehensive loss, net of tax (1)	7.67	7.51	7.25
Shares used for book value and tangible book value per share computations (1)	435,511,306	435,354,884	432,898,084
Total shares issued and outstanding	435,586,117	435,504,508	433,197,332

ASSET QUALITY RATIOS:
Non-performing loans to total loans	2.35%	2.26%	2.04%
Non-performing assets to total assets	1.63	1.59	1.41
Allowance for loan losses to non-performing loans	23.62	22.08	22.05
Allowance for loan losses to total loans	0.56	0.50	0.45
Net charge-offs during the period to average loans outstanding during the period	0.06	0.07	0.04
Net charge-offs during the period to the average allowance for loan losses during the period	11.87	13.79	8.58

(1)	Please see the reconciliations of stockholders’ equity and tangible stockholders’ equity, total assets and tangible assets, and the related measures earlier in this release.

Footnotes to the Text

(1)	Please see the reconciliations of our GAAP and operating earnings that appear elsewhere in this release.

(2)	Please see the reconciliations of our GAAP and cash earnings that appear elsewhere in this release.

(3)	Operating revenues are determined by excluding from, or adding back to, non-interest income certain items that are unusual or difficult to predict, and then adding the difference to net interest income. Please see the discussion and reconciliations of our GAAP and operating revenues which appear on the same page as our reconciliations of GAAP and operating earnings, elsewhere in this release.

(4)	Please see the reconciliations of our stockholders’ equity and tangible stockholders’ equity, total assets and tangible assets, and the related measures that appear elsewhere in this release.

(5)	We calculate our GAAP and operating efficiency ratios by dividing the respective operating expenses by the respective sums of net interest income and non-interest income. Please see the reconciliations of GAAP and operating earnings that appear elsewhere in this release.

CONTACT:
New York Community Bancorp, Inc.
Ilene A. Angarola, 516-683-4420
Executive Vice President & Director
Investor Relations and Corp. Communications